UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D. C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): March 29, 2006
  Dana Corporation
(Exact name of registrant as specified in its charter)

Virginia	1-1063	34-4361040

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

4500 Dorr Street, Toledo, Ohio	43615

(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: (419) 535-4500

(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.
     As previously reported, on March 3, 2006, Dana Corporation (Dana), as borrower, and certain of its U.S. subsidiaries, as guarantors, entered into a Senior Secured Superpriority Debtor-in-Possession Credit Agreement (the Credit Agreement) with Citicorp North America, Inc., Bank of America, N.A. and JPMorgan Chase Bank, N.A., as lenders. This agreement, which was subject to final approval by the United States Bankruptcy Court for the Southern District of New York (the Bankruptcy Court), provides for a revolving credit facility and a term loan facility in an aggregate amount of up to $1.45 billion.
     On March 30, 2006, Dana and the lenders entered into Amendment No. 1 to the Credit Agreement. This amendment provides, among other things, that all of the loans and other obligations under the Credit Agreement will be due and payable on the earlier of (i) 24 months (instead of 18 months) after the effective date of the Credit Agreement or (ii) the consummation of a plan of reorganization under the United States Bankruptcy Code.
Item 8.01. Other Events.
     On March 29, 2006, the Bankruptcy Court entered an order for final approval of the Credit Agreement described in Item 1.01. As a result, Dana may borrow up to $750 million under the revolving credit facility, of which $400 million will be available for the issuance of letters of credit, and $700 million under the term loan facility. Availability under the revolving credit facility is subject to a borrowing base that includes advance rates relating to the value of Dana’s inventory and accounts receivable.
     On March 30, 2006, Dana borrowed $700 million under the term loan facility and used the proceeds to refinance its pre-petition revolving credit facility and to pay certain other pre-petition obligations, as well as working capital and general corporate expenses.

Signatures
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dana Corporation (Registrant)

Date: April 4, 2006	By:	/s/ Michael L. DeBacker

Michael L. DeBacker Vice President, General Counsel and Secretary

3